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NEWS RELEASE

Level 3 contacts:

Media:	Chris Hardman	Investors:	Valerie Finberg
720-888-2292	720-888-2501

Kimberly Tulp	Mark Stoutenberg
720-888-3675	720-888-2518

Level 3 Completes Sale of Advertising Distribution Business for Approximately $129 Million in Cash

BROOMFIELD, Colo., June 5, 2008 - Level 3 Communications, Inc. (Nasdaq: LVLT) today announced that it has completed the sale of the advertising distribution business of Vyvx LLC, to DG FastChannel, Inc. Level 3 has retained ownership of Vyvx and its core broadcast business, including all of the Vyvx Services Broadcast Business’ content distribution capabilities.

Level 3 received gross proceeds at closing of approximately $129 million in cash. The purchase price is subject to customary working capital and certain other post-closing price adjustments.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC and/or its affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein are trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.